EXHIBIT 10.2
CONFIDENTIAL MATERIALS OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION. ASTERISKS DENOTE OMISSIONS.
MANUFACTURING AND SUPPLY AGREEMENT
     This Manufacturing and Supply Agreement (this “Agreement”) is made this 27th day of December, 2004 (the “Effective Date”) by and among OSI Pharmaceuticals, Inc., a Delaware corporation, with offices at Suite 110, 58 South Service Road, Melville, New York 11747 (“OSI”), and Charkit Chemical Corporation, a Connecticut corporation, with offices at 9 Old Kings Highway South, Darien, CT 06820-1725 (the “Distribution Agent” and Sumitomo Chemical Co., Ltd. (successor-in-interest to Sumika Fine Chemicals Co., Ltd.) with offices at 5-33, Kitahama 4-chome, Chuo-ku, Osaka 541-8550, Japan (the “Manufacturer”). OSI, Distribution Agent and Manufacturer are referred to herein individually as a “Party” and, together, as the “Parties”.
     WHEREAS, OSI and its collaborator, Genentech, Inc. (“Genentech”), entered into a Manufacturing and Supply Agreement as of June 4, 2004 (the “OSI/GNE Manufacturing Agreement”), pursuant to which, among other things, OSI and Genentech agreed to set the terms and conditions under which OSI shall provide Finished Product (as hereinafter defined) to Genentech;
     WHEREAS, to satisfy its obligations under the OSI/GNE Manufacturing Agreement, OSI desires to develop and commercialize the active pharmaceutical ingredient, erlotinib hydrochloride (formerly OSI-774-01, the “Product”) and the drug products manufactured from the Product (Tarceva™, the “Finished Product”);
     WHEREAS, the Manufacturer desires to manufacture and supply Product to OSI using ** (“470”) and ** (“380”) — collectively the “Starting Materials”;
     WHEREAS, the Manufacturer desires to manufacture 470 for the purpose of using this to manufacture Product for OSI;
     WHEREAS, OSI and the Manufacturer entered into a Letter Agreement (the “Letter Agreement”) dated October 31, 2002 (a copy of which is annexed as Exhibit A) for the purpose of agreeing to general terms for the manufacture, purchase and delivery of Product;
     WHEREAS, the Manufacturer acknowledges that OSI will provide 380 to the Manufacturer, under the terms of the Letter Agreement, to convert into Product;
     WHEREAS, the Manufacturer is willing to manufacture and sell Product in accordance with the requirements of this Agreement to OSI through the Distribution Agent and OSI is willing to purchase the same through the Distribution Agent; and

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     WHEREAS, the Distribution Agent desires to purchase from the Manufacturer and then sell to OSI Product manufactured by the Manufacturer in accordance with the terms and conditions of this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:
     Section 1. Scope of Agreement.
     1.1 This Agreement shall apply to all purchases of Product during the Term (as defined in Section 14). In the event that any purchase orders issued by OSI in connection with this Agreement (individually, an “OSI Purchase Order” and, collectively, the “OSI Purchase Orders”) and accepted by the Distribution Agent, as well as purchase orders issued by the Distribution Agent in connection with this Agreement (individually, a “Distribution Agent Purchase Order” and, collectively, the “Distribution Agent Purchase Orders”) and accepted by the Manufacturer conflict with the terms and conditions of this Agreement, the subject term or condition of this Agreement shall take precedence.
     1.2 This Agreement does not constitute a purchase order. Purchases under this Agreement shall be made only with OSI Purchase Orders by OSI to the Distribution Agent and with Distribution Agent Purchase Orders by the Distribution Agent to the Manufacturer in accordance with Section 5.
     1.3 The Manufacturer and Distribution Agent agree that they will, respectively, manufacture and distribute Product for OSI exclusively during the Term, including any extensions thereof, and shall not manufacture or distribute Product to any other party for a period of ** years after the Term, unless prior written consent to do otherwise is granted to the Manufacturer and/or Distribution Agent by OSI.
     1.4 The Manufacturer agrees that all Product supplied to OSI pursuant to this Agreement shall be manufactured at its facilities located at 3750 Maki Azi Juhachi-cho Anpachi-cho, Anpachi-gun, Gifu 503-0125 Japan. The Manufacturer may only change the site of the manufacture of the Product with the prior written consent of OSI.
     Section 2. Manufacturing; Product and Starting Material Specifications.
     2.1 The Manufacturer shall manufacture Product supplied to OSI pursuant to this Agreement in accordance with any applicable current good manufacturing practices as defined in U.S. regulations and any other equivalent guidelines or standards required by a governmental authority having jurisdiction over an activity of a Party or over Product or Starting Materials, including applicable International Conference on Harmonization Guidelines (“cGMP”) and (i) the applicable specifications set forth in Exhibit B (“Product Specifications”) and Exhibit C (“470 Purchase Specifications”) and (ii) the specifications, methods, processes and procedures, including site of manufacture

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and all other requirements as detailed in the OSI contract operations manuals (the “Contract Operations Manuals”), which are hereby incorporated into this Agreement, and any other technical or quality agreements that may be made between the Parties and updated by agreement among the Parties from time to time.
     2.2 OSI shall supply to Manufacturer all its requirements of 380, which will conform to the specifications set forth in Exhibit D (the “380 Specifications”). OSI may agree that the Manufacturer purchase 380 directly from OSI’s appointed suppliers. The terms of any such purchase of 380 shall be set forth in a separate agreement between OSI and the manufacturer.
     2.3 The Manufacturer shall manufacture 470 for the purpose of using such 470 to manufacture Product for OSI. If OSI desires the Manufacturer to supply 470 to OSI for the purpose of using such 470 to manufacture Product at another manufacturer, the terms of such supply of 470 to OSI shall be set forth in a separate agreement between OSI and the Manufacturer. This Section 2.3 shall not prohibit Manufacturer from supplying 470 to other third parties.
     2.4 In addition to the foregoing, no change in the Product Specifications, 470 Purchase Specifications, 380 Specifications, the Contract Operations Manuals or to methods, processes and procedures used to manufacture the Product or 470 may be made unless (a) OSI and the Manufacturer agree in writing thereto or (b) such change is required by (i) any regulatory agency which has jurisdiction over OSI, the Manufacturer and/or Finished Product or (ii) by the U.S. Pharmacopoeia. No such change may be implemented until OSI has provided written approval to the Manufacturer as part of its change control process and the change is agreed to by the Manufacturer in writing.
     2.5 With each shipment of Product (as set forth in Section 5), the Manufacturer shall deliver to OSI and, if directed by OSI, to a third party designated by OSI (each an “OSI Designee”, and collectively, the “OSI Designees”), a Certificate of Analysis from the Manufacturer and all other documentation specified in the relevant Contract Operations Manual.
     2.6 With respect to each shipment of Product, the earliest Date of Manufacture for the Product in such shipment shall not be greater than ** prior to the date such shipment is delivered to OSI or an OSI Designee unless otherwise agreed upon by the Parties by written consent. For purposes hereof, the “Date of Manufacture” shall mean the date of discharge of the Product from the dryer. The Manufacturer shall be required to accept a return of, or reimburse the Distribution Agent for, or issue a credit to the Distribution Agent, with respect to any portion of a shipment that turns out to have a Date of Manufacture greater than ** prior to the date of delivery of such shipment (i.e., “short-dated”) without prior written consent of OSI. The Distribution Agent shall be required to accept a return of, or reimburse OSI for, or issue a credit to OSI, with respect to any portion of a shipment that turns out to have been short-dated without prior written consent of OSI.

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     Section 3. Forecasting Product Requirements. In order to assist the Manufacturer in planning the production runs for Product, OSI shall use its commercially reasonable efforts to provide the Manufacturer with forecasted Product requirements in a timely manner. OSI shall deliver the first “Long Term Forecast” and “Detailed Product Forecast” (both as hereinafter defined) to the Manufacturer as soon as reasonably practicable following the addition of the Manufacturer to the NDA (as defined in 21 CFR Part 314) as a provider of commercial supplies of Product.
     3.1 Long-Term Forecast for Required Product. The first Long Term Forecast shall set forth OSI’s estimate of the required quantities of Product for each of the subsequent ** (the “Long Term Forecast”). Following such first Long Term Forecast, before the closing of each calendar year, OSI shall provide the Manufacturer with a rolling Long Term Forecast setting forth OSI’s estimate of the required quantities of Product for each of the following **.
     3.2 Detailed Product Forecast for Required Product. The first Detailed Product Forecast shall set forth OSI’s requirements for the Product for each calendar quarter of the succeeding ** period (the “Detailed Product Forecast”). Following such first Detailed Product Forecast, OSI shall update the Detailed Product Forecast on or before the 1st day of each calendar quarter so that each calendar quarter, the Manufacturer shall have been provided with a rolling Detailed Product Forecast for each calendar quarter during the ** period commencing on the first day of the next calendar quarter following the date on which such Detailed Forecast is submitted. The Detailed Product Forecast shall be firm, subject to the permissible variances set forth in Section 3.3. If OSI fails to provide any updated Detailed Product Forecast in accordance with this Section, the Detailed Product Forecast last provided by OSI shall be deemed to be OSI’s Detailed Product Forecast for the next succeeding ** period.
     3.3 Detailed Product Forecast Variances. Each updated Detailed Product Forecast may modify the amounts estimated in the previous Detailed Forecast in accordance with the following limitations:
          (a) for the first and second calendar quarters covered by such updated Detailed Product Forecast no change may be made unless the Manufacturer consents and sufficient Starting Materials are available or can be made available by OSI.
          (b) for the third calendar quarter covered by such updated Detailed Product Forecast, for the first year, no change in excess of a ** volume increase or decrease from the prior Detailed Forecast may be made unless the Manufacturer consents. After the first year, no change in excess of a ** volume increase or decrease from the prior Detailed Forecast may be made unless the Manufacturer consents and sufficient Starting Materials are available or can be made available by OSI.

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          (c) for the fourth calendar quarter covered by such updated Detailed Product Forecast, no change in excess of a ** volume increase or decrease from the prior Detailed Product Forecast may be made unless the Manufacturer consents.
          (d) If OSI desires to exceed the limitations set forth in this Section 3.3 then the Manufacturer shall make all reasonable efforts to accommodate such changes, but shall have no obligation to do so.
          (e) The Manufacturer will manufacture and deliver Product to the Distribution Agent during the Term pursuant to Distribution Agent Purchase Orders and the Distribution Agent shall then deliver Product to OSI during the Term pursuant to OSI Purchase Orders. The Parties acknowledge that the yield of Product manufactured by the Manufacturer may vary slightly due to technical reasons and up to ** of any excess or shortage of the quantity set forth in the applicable Distribution Agent Purchase Order and applicable OSI Purchase Order (the “Maximum Variance”) shall be accepted as due performance of the Manufacturer by the Distribution Agent and OSI. The Distribution Agent and OSI shall purchase any such excess and this amount may, in the sole discretion of OSI, be deducted from the forecasted quantity for the following quarter. In the event of a shortage of Product to be supplied by the Manufacturer, the Manufacturer agrees to use its best efforts to remedy such shortage. In addition, in the event that such shortage arises from the limited supply of 470 and/or other raw materials, the Manufacturer shall use any such capacity and available supplies to manufacture Product to the extent that such supplies are not otherwise already contractually committed for other third parties at the time such shortage is identified. In connection with any shortage in excess of the Maximum Variance, OSI may cancel the quantity of the Product listed in the Distribution Agent Purchase Order and OSI Purchase Order that is unfulfilled or anticipated to be unfulfilled and OSI may obtain such cancelled quantity of Product from any other manufacturer or intermediary, subject to any minimum order requirements or other reasonable requirements or constraints whether due to manufacturing scale or otherwise of such other manufacturer or intermediary. Prior to any such cancellation, OSI shall have a good faith discussion with Manufacturer to discuss the Manufacturer’s ability to remedy such shortage. If after such discussion OSI decides to obtain such cancelled quantity of Product from another manufacturer, Manufacturer shall be liable to OSI for any incremental costs paid by OSI to obtain such cancelled quantity of Product from another manufacturer, unless such shortage was primarily caused by OSI’s failure to deliver 380 to the Manufacturer in accordance with Section 5.1 of this Agreement, in which case the Manufacturer shall not be liable for such incremental costs. Any amounts of Product purchased from third party manufacturers pursuant to this Section shall be deducted from OSI’s minimum purchasing commitment of the Product from the Manufacturer as detailed in the Letter Agreement.
     Section 4. Ordering; Ability to Supply. OSI shall provide the Distribution Agent with OSI Purchase Orders detailing its firm orders and required delivery dates for Product based upon the forecasted quantities and in accordance with Section 3. OSI Purchase Orders will be provided ** in advance of required delivery dates. An OSI

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Purchase Order shall be deemed placed with the Distribution Agent on the date such OSI Purchase Order is delivered to the Distribution Agent pursuant to Section 15.1 hereof. (the “Order Date”). Within ** (as hereinafter defined) after the Order Date, the Distribution Agent shall send OSI written notice to indicate the Distribution Agent’s receipt of the OSI Purchase Order. Within ** after the Order Date, the Distribution Agent shall send the Manufacturer the Distribution Agent Purchase Order detailing the Distribution Agent’s firm orders and required delivery dates for the Product. A Distribution Agent Purchase Order shall be deemed placed with the Manufacturer on the date the Distribution Agent Purchase Order is delivered to the Manufacturer pursuant to Section 15 hereof (the “Distribution Agent’s Order Date”). Within ** after the Distribution Agent’s Order Date, the Manufacturer shall send the Distribution Agent written notice to indicate the Manufacturer’s receipt of the Distribution Agent Purchase Order and acceptance of the Distribution Agent Purchase Order. In the event that the Manufacturer has a reasonable reason not to accept the Distribution Agent Purchase Order, the Manufacturer shall inform both Distribution Agent and OSI of such reason, within ** after the Distribution Agent Order Date, and thereafter Parties shall negotiate in good faith as to how such unaccepted order should be treated. However, if the Manufacturer, having received a Distribution Agent Purchase Order ** in advance of the required delivery date, is unable to provide Product to fulfill the requirements of OSI then OSI may obtain some or all of such quantity of Product from any other manufacturer or intermediary subject to any minimum order requirements or other reasonable requirements or constraints, whether due to manufacturing scale or otherwise, of such other manufacturer or intermediary. Prior to any such cancellation, OSI shall have a good faith discussion with Manufacturer to discuss the Manufacturer’s ability to remedy such shortage. If after such discussion OSI decides to obtain such cancelled quantity of Product from another manufacturer, Manufacturer shall be liable to OSI for any incremental costs paid by OSI to obtain such cancelled quantity of Product from another manufacturer, unless such shortage was primarily caused by OSI’s failure to deliver 380 to the Manufacturer in accordance with Section 5.1 of this Agreement, in which case the Manufacturer shall not be liable for such incremental costs. Any amounts of Product purchased from third party manufacturers pursuant to this Section shall be deducted from OSI’s minimum purchasing commitment of the Product from the Manufacturer as detailed in the Letter Agreement. In the event that OSI provides Purchase Orders requiring quantities within ** of the Order Date then the Manufacturer will make reasonable efforts to accommodate such changes, but shall not be required to do more. For the purposes of this Agreement, “Business Day” means a day that is not a Saturday, Sunday or a day on which banks in New York, New York or Tokyo, Japan are authorized to remain closed.
     Section 5. Delivery.
     5.1 Delivery of 380 by OSI to Manufacturer. OSI shall, at the written request of the Manufacturer, provide the Manufacturer with 380 in such a timely manner and in such amounts based on OSI’s forecasts so as to enable the Manufacturer to manufacture

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Product hereunder. Such requests shall be made by Manufacturer ** in advance of them being required by the Manufacturer. The Manufacturer shall not be held liable for any delay in manufacture of Product, and damages or costs caused thereby, due to delay in delivery of 380 by OSI. The Manufacturer will, if reasonably requested by OSI in writing, agree to hold an inventory of 380 to enable manufacture of up to ** forecasted supply of Product. Such 380 will be stored by Manufacturer at no cost to OSI under appropriate conditions consistent with the requirements of cGMP, the Contract Operations Manual and other related documentation as may be provided to Manufacturer by OSI.
     When a shipment of 380 is ready for delivery, OSI shall notify the Manufacturer of the expected delivery dates (including details of destination, date and time) to enable delivery and receipt to be coordinated. Manufacture shall provide confirmation of receipt of 380 to OSI within ** after such receipt.
     Manufacturer shall provide inventory reports of 380 to OSI on a quarterly basis. OSI, or its designee, shall have the right to conduct an inspection of the physical inventory of 380 at Manufacturer’s facility (at reasonable times, upon reasonable advance notice and in the company of a Manufacturer representative), provided that OSI shall impose on such designee and procure such designee to observe the confidentiality obligations set forth in Section 10. All information disclosed to OSI or its designee during any inspection conducted pursuant to this Section 5.1 shall be deemed to be confidential and such information shall be treated as if it was “Proprietary Information” in accordance with Section 10.
     5.2 Delivery of Product to Distribution Agent by Manufacturer. Each Distribution Agent Purchase Order for Product shall specify the quantity of Product ordered and the required delivery date(s), consistent with the terms of this Agreement. Distribution Agent shall be entitled to change the delivery instructions (excluding the delivery date) up to one (1) month prior to the scheduled delivery date. Such delivery dates are when Product is delivered ** (Incoterms 2000) at the facility designated by the Distribution Agent. Deliveries must be made on normal Business Days at the designated facility unless otherwise coordinated. Subject to any agreement in writing to the contrary, all orders accepted by the Manufacturer shall be dispatched by the Manufacturer, and the Manufacturer shall make all necessary shipping arrangements to the Distribution Agent. Freight terms will be agreed upon by the Manufacturer and Distribution Agent after good faith negotiations.
     At least three (3) Business Days prior to a shipment of Product, the Manufacturer shall notify the Distribution Agent and OSI of the expected delivery dates (including details of destination, date and time) to enable delivery and receipt to be coordinated.
     The Manufacturer shall immediately notify the Distribution Agent and OSI of any anticipated or actual delays in delivering the Product. Subject to Section 5.3, the Manufacturer shall be responsible for and agrees to assume any excess shipping charges

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related to express shipments, partial shipments, or both, as necessary to meet the required delivery date. If the Manufacturer fails to deliver Product in the quantities requested by the Distribution Agent within ** after the date of delivery, as specified in a Distribution Agent Purchase Order, then the Distribution Agent shall have the right, with the prior written consent of OSI, to cancel the amount of the Distribution Agent Purchase Order which is unfulfilled. OSI will have the right to then obtain the unsupplied quantity of Product from any other manufacturer or intermediary without liability to the Manufacturer or Distribution Agent, subject to any minimum order requirements or other reasonable requirements or constraints whether due to manufacturing scale or otherwise of such other manufacturer or intermediary. Prior to any such cancellation, OSI shall have a good faith discussion with Manufacturer and Distribution Agent to discuss the Manufacturer’s ability to remedy such shortage. If after such discussion OSI decides to obtain such unsupplied quantity of Product from any other manufacturer or intermediary, manufacturer shall be liable to OSI for any incremental costs paid by OSI to obtain such unsupplied quantity of Product from another manufacturer or intermediary, unless such unsupplied quantity of Product was primarily caused by OSI’s failure to deliver 380 to the Manufacturer in accordance with Section 5.1 of this Agreement, in which case the Manufacturer shall not be liable for such incremental costs. Except as set forth in this paragraph, such rights of OSI and Distribution Agent shall apply only to the extent that such Distribution Agent Purchase Order is unfulfilled.
     Product shall be delivered to the Distribution Agent in the packaging for Product as detailed in the corresponding Contract Operations Manuals; provided, however, that such packaging shall meet the customs and regulatory requirements of all applicable governmental authorities having jurisdiction over such packaging within the United States. In addition, the Distribution Agent shall have the right, following the written consent of OSI, to require any special or varied packaging (except for primary packaging) that it believes is reasonably necessary to meet the customs and regulatory requirements within the United States. The Distribution Agent shall bear all additional costs, expenses or losses incurred by Manufacturer as a result of such special or varied packaging (except for primary packaging).
     5.3 Delivery of Product to OSI by Distribution Agent. Each OSI Purchase Order for Product shall specify the quantity of Product ordered and the required delivery date(s), consistent with the terms of this Agreement. Such delivery dates are when Product is delivered to the facility designated by OSI. Deliveries must be made during normal business hours on normal Business Days at the designated facility unless otherwise agreed by OSI and Distribution Agent. OSI shall be entitled to change the delivery instructions (excluding the delivery date) up to ** prior to the scheduled delivery date.
     Subject to any agreement in writing to the contrary, all orders accepted by the Distribution Agent shall be dispatched by the Distribution Agent, and the Distribution Agent shall make all necessary shipping and insurance arrangements for shipment to OSI, or an OSI Designee, as directed by OSI. All Product shall be delivered by Distribution

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Agent to OSI F.O.B. a facility in the U.S. designated by OSI from time to time. Title to Product shall pass to OSI upon delivery to such designated facility.
     At least three (3) Business Days prior to a shipment of Product, the Distribution Agent shall notify OSI and an OSI Designee, if directed to deliver to such OSI Designee by OSI, of the expected delivery dates (including details of destination, date and time) to enable delivery and receipt to be coordinated.
     The Distribution Agent shall immediately notify OSI of any anticipated or actual delays in delivering the Product. If the Distribution Agent fails to deliver Product in the quantities requested by OSI within ** after the date of delivery, as specified in an OSI Purchase Order, then OSI shall have the right to cancel the amount of the OSI Purchase Order which is unfulfilled and to obtain the unsupplied quantity of Product from any other manufacturer or intermediary without liability to the Distribution Agent or Manufacturer, subject to any minimum order requirements or other reasonable requirements or constraints whether due to manufacturing scale or otherwise of such other manufacturer or intermediary. Prior to any such cancellation, OSI shall have a good faith discussion with Manufacturer to discuss the Manufacturer’s ability to remedy such shortage. If after such discussion OSI decides to obtain such cancelled quantity of Product from another manufacturer, Manufacturer shall be liable to OSI for any incremental costs paid by OSI to obtain such unsupplied quantity of Product from another manufacturer or intermediary, unless such unsupplied quantity of Product was primarily caused by (i) OSI’s failure to deliver 380 to the Manufacturer in accordance with Section 5.1 of this Agreement or (ii) the Distribution Agent’s failure in delivering the Product, in which case the Manufacturer shall not be liable for such incremental costs. Distribution Agent shall be liable to OSI for any incremental costs paid by OSI to obtain such unsupplied quantity of Product from another manufacturer or intermediary if the failure to deliver the Product is caused by Distribution Agent. Except as set forth in this paragraph, such right of OSI shall apply only to the extent that such OSI Purchase Order is unfulfilled.
     Product shall be delivered to OSI in the packaging for the Product as reflected in the corresponding Contract Operations Manual; provided, however, that such packaging shall meet the customs and regulatory requirements within the United States. In addition, OSI shall have the right to require any special or varied packaging that it believes is reasonably necessary to meet the customs and regulatory requirements within the United States. The Distribution Agent shall bear all additional costs, expenses or losses incurred by OSI as a result of such special or varied packaging (except for primary packaging).
     Section 6. Pricing; Payment
     6.1 Purchase of Product by the Distribution Agent from the Manufacturer. Pricing to the Distribution Agent from the manufacturer for both development quantities and commercial quantities of Product will be agreed upon by the Manufacturer and Distribution Agent. These prices shall remain fixed for eighteen (18) months from the

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Effective Date of this Agreement. Thereafter, the prices may be changed no more than once per calendar year, and in consideration of increased raw material prices and other increased direct costs actually incurred and paid by the Manufacturer in arm’s length transactions,provided, however, that under exceptional circumstances, in the event that the Manufacturer experiences significant and unforeseen price increases in its raw material costs (based on arm’s length transactions) that would be expected to significantly increase the cost of the Product, the Parties agree to meet and discuss any price increase at any time. The Manufacturer shall provide the Distribution Agent a minimum of ** prior written notice of any proposed price increase. The Distribution Agent shall require the Manufacturer to provide documentation to the extent and in such detail as to reasonably justify any price increase at the time of written notification. Pricing for commercial quantities shall at all times be competitive as defined in the Letter Agreement and shall be adjusted upon agreement by the Distribution Agent and the Manufacturer as necessary to assure competitive pricing. For purposes of this Agreement, pricing for Product shall be deemed competitive as outlined in the Letter Agreement. In addition, the Parties agree that with respect to Appendix 3 of the Letter Agreement, for an annual volume less than **, the “maximum percentage higher all-inclusive price” shall not exceed **.
     The Manufacturer shall issue its invoice to the Distribution Agent before the time of shipment. Each invoice shall set forth, in U.S. Dollars, the applicable price for the shipment properly determined in accordance with the provisions of this Agreement. For the avoidance of doubt, payment will be made in U.S. Dollars based on the actual quantity delivered, as set forth in the Letter Agreement (commissions included).
     6.2 Purchase of Product by OSI from the Distribution Agent. Pricing for both development quantities and commercial quantities of Product purchased by OSI from Distribution Agent is provided in the Letter Agreement. These prices shall remain fixed for ** from the Effective Date of this Agreement. Thereafter, the prices may be changed only to reflect increased raw material prices and other increased direct costs actually incurred and paid by the Manufacturer in arm’s length transactions. The Distribution Agent shall provide OSI a minimum of ** prior written notice of any proposed price increase. OSI requires the Manufacturer and the Distribution Agent to provide explanation to justify any price increase at the time of the written notification.
     Pricing for commercial quantities shall at all times be competitive as defined in the Letter Agreement and shall be adjusted upon agreement by OSI and the Manufacturer as necessary to assure such competitive pricing.
     The Distribution Agent shall issue its invoice to OSI at the time of shipment. Each invoice shall set forth, in U.S. Dollars, the applicable price for the shipment properly determined in accordance with the provisions of this Agreement. For the avoidance of doubt, payment will be made in U.S. Dollars based on the actual quantity delivered, as set forth in the Letter Agreement (commissions included). The payment terms shall be net **.

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     Section 7. Registration of Starting Materials. Any reasonable expense incurred to meet the requirements of the Japanese Ministry of Economy, Trade and Industry for registration of the Starting Materials for the purpose of clearance thereof shall be born by OSI.
     Section 8. Inspection of Starting Material Shipments.
     8.1 This Section 8.1 shall only apply to the 380 provided to the Manufacturer by OSI and to any supplies of 470 which, by mutual agreement of the Manufacturer and OSI, may be supplied to the Manufacturer by OSI in order to overcome an inability of the Manufacturer, under Section 4, to supply Product in the event that this arises due to an inability to manufacture 470. The Manufacturer shall inspect the Starting Material delivered by OSI hereunder for obvious defect and/or shortage immediately upon receipt and shall provide OSI with written notice of any such obvious defect and/or shortage, within thirty (30) days after receipt by the designated facility.
     8.2 Promptly after discovery, but in any event within ** after delivery of any such Starting Material, the Manufacturer shall provide OSI with written notice of any adulteration of the Starting Material, non-obvious or hidden defect, or failure to meet the specifications of the Starting Material as set forth herein. Obvious defect, shortage, adulteration of Starting Material, non-obvious or hidden defect and failure to meet the Starting Material specifications set forth herein as determined in accordance with this Section shall hereinafter be referred to as “Starting Material Damage”.
     8.3 The Manufacturer agrees to provide OSI with documentation of Starting Material Damage to confirm the existence thereof. If both Parties agree that the shipment, or any part thereof, sustained Starting Material Damage, then OSI shall deliver replacement Starting Material to the Manufacturer as soon as reasonably practicable thereafter. The cost of such replacement shall be borne by OSI provided that such Starting Materials were, during their time at the Manufacturer, stored in accordance with cGMP and the conditions recommended by OSI and provided that the Starting Material Damage was not otherwise caused by the negligence or willful misconduct of Manufacturer.
     8.4 If the Manufacturer, or OSI disagree as to the existence of Starting Material Damage, they will then submit representative samples of the product in question to a mutually acceptable independent testing lab and the results of said lab shall be binding on the Parties. The costs associated with such submission shall be born by the Party against which the lab decided.
     8.5 Notwithstanding any other provisions of this Agreement, the Manufacturer agrees, if so requested by OSI, to return to OSI or to the Starting Material manufacturer, at the direction and expense of OSI, any Starting Material that sustained Starting Material Damage or otherwise to dispose of such Starting Material, at the direction and expense of OSI.

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     8.6 OSI shall be responsible for all discussions with the Starting Material manufacturer under this Section 8, and Manufacturer agrees that it shall not contact any Starting Material manufacturers in connection with the Manufacturer’s obligations under this Agreement without the written consent of OSI.
     Section 9. Inspection of Shipments and Facilities.
     9.1 Inspection by the Distribution Agent. The Distribution Agent shall inspect Product delivered hereunder for obvious damage and/or shortage immediately upon receipt and shall provide the Manufacturer, with a copy to OSI, with written notice of any such obvious damage and/or shortage, within ** after receipt, provided that such inspection by the Distribution Agent shall not be related to quality or content of Product.
     The Distribution Agent shall be deemed to have accepted any shipment of Product unless the Manufacturer receives the written notice required within the fifteen (15) day time period specified above.
     9.2 Inspection of Product by OSI or Designated Contractor. OSI or an OSI Designee, if directed by OSI, shall inspect all Product delivered hereunder for obvious defect and/or shortage immediately upon receipt. OSI shall provide the Distribution Agent, with a copy to the Manufacturer, with written notice of any such obvious defect and/or shortage, within ** after receipt by OSI or an OSI Designee. Within ** after receipt by OSI or an OSI Designee, OSI shall notify the Manufacturer in writing of any Product that does not conform with applicable Specifications. Promptly after discovery, but in any event within ** after receipt by OSI or an OSI Designee of any Product, OSI shall notify the Manufacturer in writing of any non-obvious or hidden defect and/or failure to meet applicable Specifications in any Product. Obvious defect, shortage, adulteration of Product, non-obvious or hidden defect and failure to meet applicable Specifications shall hereinafter be collectively referred to as “Product Damage”.
     OSI agrees to provide the Manufacturer’s quality control department with documentation of Product Damage to confirm the existence thereof. If all Parties reasonably agree that the shipment, or any part thereof, sustained or were subject to Product Damage, then the Manufacturer and/or Distribution Agent shall, at OSI’s option either: (i) deliver to OSI replacement Product for the shipment, or any part thereof, that was subject to Product Damage, or, if directed by OSI, to an OSI Designee, as soon as reasonably practicable thereafter (but in any event, within ** after the official notification by OSI), or (ii) refund to OSI (by cash or credit, at OSI’s sole option) the purchase price paid and other costs and expenses incurred by OSI with respect to the shipment of Product, or any part thereof, that was subject to Product Damage; provided that such Product Damage was not primarily caused by failure of OSI, the Distribution Agent and/or an OSI Designee to store such Product in accordance with cGMP and/or in accordance with the conditions for storage set forth in the NDA, or the negligence or willful misconduct of either OSI, the Distribution Agent and/or an OSI Designee.

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     If OSI and the Manufacturer disagree as to the existence of Product Damage, they will make such determination by submitting representative samples of the shipment to a mutually acceptable independent testing lab and the results of said lab shall be binding on the Parties. The costs associated with such submission shall be born by the Party against which the lab decided. If the Product submitted to the lab is determined by the lab to have sustained or contain Product Damage, then the Parties shall be deemed to have agreed as to the presence of such Product Damage.
     Notwithstanding any other provisions of this Agreement, OSI agrees to return to the Manufacturer, at the Manufacturer’s expense, any Product that sustained Product Damage, as agreed by the Parties or decided by the independent testing lab or otherwise, to dispose of such Product, at the Manufacturer’s expense, under the joint direction of OSI and the Manufacturer.
     Section 10. Confidentiality.
     10.1 During the Term, it may be necessary for OSI, the Manufacturer, the Distribution Agent, OSI Designees and the Starting Material Manufacturers to disclose certain confidential and proprietary information and data to each other relating to their respective products, including active pharmaceutical ingredients, Product, Starting Materials, and Finished Product and businesses, including, but not limited to financial and other business information, product samples, formulas, manufacturing processes, specifications, drawings, schematics and other technical, customer and product development plans, forecasts, strategies and other data. Except as otherwise specifically provided herein, all such information disclosed by such Party (in such capacity, the “Disclosing Party”) to another Party (in such capacity, the “Receiving Party”) shall constitute the “Proprietary Information.”
     10.2 The Disclosing Party shall disclose and supply its Proprietary Information to the Receiving Party solely to assist the Receiving Party in performing its obligations under this Agreement.
     10.3 In consideration of the Disclosing Party’s disclosure and supply of its Proprietary Information, each Party, as a potential Receiving Party, agrees that, for a period of ten (10) years from the date of such disclosure, it: (a) shall use the Disclosing Party’s Proprietary Information exclusively for the purpose of carrying out the Receiving Party’s obligations under this Agreement; and (b) shall not disclose, without the express written consent of the Disclosing Party, any Proprietary Information, including this Agreement, to any person other than to those employees or agents of the Receiving Party (“Representatives”) who will be directly involved in fulfilling the Receiving Party’s obligations hereunder; provided that such Representatives are bound by a written obligation to keep confidential and not misuse the Proprietary Information and the terms of such obligation are no less onerous than the terms of this Section 10. Notwithstanding the foregoing, OSI may disclose Proprietary Information to its collaborators, Genentech and F. Hoffman La-Roche Ltd. (“Roche”) (collectively the “Collaborators”) for the global co-development of the Product and commercialization of the Finished Product provided that such Collaborators are bound by a written obligation to keep confidential and not misuse the Proprietary Information and the terms of such obligation are no less onerous than the terms of this Section 10.
     10.4 Each Party, as a potential Receiving Party, agrees to advise those of its Representatives who receive Proprietary Information that such information (a) is proprietary and confidential to the Disclosing Party and (b) shall not be used or disclosed to anyone except as authorized herein. Each Party further agrees to take such reasonable precautions as it normally takes with its own confidential and proprietary information to prevent unauthorized disclosure or use of such Proprietary Information by it or its’ Representatives or Collaborators.
     10.5 In the event that the Receiving Party becomes legally compelled by applicable law, rule or regulation to disclose this Agreement or any Proprietary Information, including with respect to filings with the U.S. Securities and Exchange Commission, it will provide the Disclosing Party with notice as soon as possible, and will use reasonable efforts to protect the confidential treatment of such Proprietary Information.
     10.6 Notwithstanding any of the foregoing, the term “Proprietary Information” and the obligations of confidentiality and use associated therewith shall not apply to the following information: (a) information which, at the time of the Disclosing Party’s disclosure to the Receiving Party, is in the public domain; (b) information which, after the Disclosing Party’s disclosure to the Receiving Party, enters the public domain, except where such entry is the result of the Receiving Party’s breach of this Agreement or otherwise is the result of any unauthorized disclosure by any of its employees; (c) information which, prior to the Disclosing Party’s disclosure to the Receiving Party, was already in the Receiving Party’s possession; or (d) information which, subsequent to the Disclosing Party’s disclosure to the Receiving Party, is obtained by the Receiving Party from a third party which is lawfully in possession of such information and not subject to a contractual, legal or fiduciary obligation to keep such Proprietary Information confidential.
     10.7 Upon termination of this Agreement, the Receiving Party shall promptly return to the Disclosing Party the originals and all copies of any Proprietary Information then in the Receiving Party’s possession. Notwithstanding the foregoing, Receiving Party may retain one copy of such Proprietary Information solely for legal archival purposes, provided that such retained Proprietary Information shall continue to be governed by this Section 10.
     10.8 Each Party understands and acknowledges that, due to the unique nature of each Party’s Proprietary Information, any unauthorized disclosure of any portion of Proprietary Information may cause irreparable injury to the Disclosing Party and that no adequate or complete remedy may be available to the Disclosing Party to compensate for such injury. Accordingly, each Party hereby acknowledges that the Disclosing Party shall be entitled to injunctive relief in the event of such unauthorized disclosure by the Receiving Party or any of its employees in addition to whatever remedies it might have at law. In addition, the Receiving Party shall indemnify and hold harmless the Disclosing

Party from any loss or harm, including, without limitation, reasonable attorney’s fees and costs, fees and expenses incurred in the enforcement of the Disclosing Party’s rights under this Section 10, that are the result of any breach of this Section 10 or the unauthorized use or release of any such Proprietary Information. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it becomes aware.
     10.9 OSI shall require any OSI Designee and the Starting Material manufacturers (other than Manufacturer) to observe any and all obligations of the Receiving Party provided in this Section. OSI shall indemnify and hold harmless any Disclosing Party from any loss or harm, including, without limitation, reasonable attorney’s fees and costs, fees and expenses incurred in the enforcement of the Disclosing Party’s rights under this Section 10, that are the result of any breach of this Section 10 by any OSI Designee or the Starting Material manufacturers (other than Manufacturer) or the unauthorized use or release of any such Proprietary Information by any OSI Designee or Starting Material manufacturers (other than Manufacturer).
     Section 11. Quality of Product; Regulatory Matters; Auditing Rights; Recordkeeping; Representations and Warranties.
     11.1 The Manufacturer hereby represents, warrants and covenants that:
          (a) at all times during the Term, the Manufacturer’s facilities shall remain in compliance with, Product shall be manufactured and delivered in compliance with, and 470 shall be manufactured in compliance with (i) applicable provisions of the Federal Food, Drug and Cosmetic Act, as amended from time to time (the “Act”); (ii) cGMP and the Contract Operations Manuals; (iii) other applicable rules, regulations, and guidance promulgated under the Act relating to the manufacture of pharmaceutical products, including, without limitation, those rules, regulations, and guidance documents applicable to the manufacture of bulk active pharmaceutical ingredients; (iv) the Product Specifications (in the case of the Product); (v) the 470 Purchase Specifications (in the case of 470) and (vi) the Contract Operations Manuals.
          (b) it shall use its commercially reasonable best efforts to (i) respond fully and accurately to all inquiries directed to it by the FDA (and it shall notify OSI of same), (ii) assist OSI in responding to inquiries directed to OSI by the FDA, and (iii) provide the FDA with such information and data as is requested by the FDA with respect to the manufacture, use, route of synthesis and testing of Product and 470.
          (c) on or before the date of NDA pre-approval inspection by the FDA, the Manufacturer’s manufacturing facilities are in compliance with the cGMP and will continue to be in compliance.
          (d) the Manufacturer’s process for manufacturing Product and 470 is in conformity with the then current validated manufacturing process and its conditions at the time the applicable Distribution Agent Purchase Order is issued.

          (e) it shall comply with all federal, state and local laws, statutes, rules, regulations and guidelines in effect on the Effective Date or thereafter throughout the Term (“Laws”) applicable to Manufacturer’s activities and obligations hereunder, including the manufacturing, handling, storage and delivery of Product and the manufacturing, handling and storage of 470.
          (f) it has or will timely obtain, and will maintain and comply with at all relevant times throughout the Term, all applicable federal, state and local permits, licenses, registrations and other governmental authorizations reasonably required by Law or advisable under Law for Manufacturer to perform its obligations under this Agreement.
          (g) it shall not manufacture, for itself or any third party, any hazardous or extremely potent compound or composition of matter which may put at risk the Manufacturer’s ability to satisfy its obligations to manufacture Product.
          (h) The Product delivered pursuant to this Agreement shall be delivered to OSI free and clear of any liens or encumbrances of any kind that arise from any action of the Manufacturer or any of its employees or agents.
     11.2 Manufacturer agrees to provide to OSI such information and assistance relating to the manufacture of the Product or 470 as OSI may reasonably require for purposes of applying for and maintaining all regulatory approvals for the Product or 470 including but not limited to, providing OSI with all reports, authorizations, certificates, methodologies, and other documentation in the possession or under the control of Manufacturer relating to the manufacture of the Product (or any component thereof), except for those disclosed to Manufacturer by a third party under obligations of confidentiality and non-use.
     11.3 The Manufacturer recognizes and agrees that FDA may elect to inspect its facilities. The Manufacturer agrees to notify OSI of any scheduled or unscheduled inspection by FDA and agrees to meet jointly with OSI and Genentech as soon as practicable, but in any event prior to the inspection if possible, to discuss an appropriate strategy for the conduct of such inspection. The Manufacturer agrees to allow OSI to be present at any such inspection by the FDA, provided that OSI’s presence is acceptable to the FDA. In addition, the Manufacturer agrees that Genentech may send representatives to the facility being inspected by the FDA to participate in such FDA inspection to the extent OSI is participating, provided that Genentech’s presence is acceptable to the FDA. The Manufacturer agrees to remedy any deficiencies noted by FDA as promptly as possible at the Manufacturer’s expense.
     The Manufacturer shall allow OSI, and the OSI Designees and Collaborators to audit the Manufacturer’s facilities and records (at reasonable times, upon reasonable advance notice and in the company of a Manufacturer representative) to the extent OSI deems reasonably necessary to enable OSI to verify compliance by the Manufacturer with its obligations under this Agreement and to verify compliance with any statutory or regulatory requirements to which it or OSI are subject, or which are otherwise applicable to the manufacture of Product or 470, provided that OSI shall impose on such OSI Designees or Collaborators and procure such OSI Designees or Collaborators to observe the confidentiality obligations of the Receiving Party provided for herein.
     If as a result of any such inspection provided for herein, OSI concludes that the Manufacturer is not in compliance with any of the foregoing obligations or requirements, it shall so notify the Manufacturer in writing, specifying such areas of noncompliance in reasonable detail. If the Manufacturer agrees with OSI, it shall use its best endeavors to remedy the problems identified as soon as reasonably practicable. If, on the other hand, OSI and the Manufacturer disagree with respect to the compliance matters referred to in this Section, the Parties shall retain a mutually acceptable outside expert to conduct inspections of the relevant records and facilities. The determination of such expert as to compliance with any applicable obligations or requirements and the actions necessary to correct any noncompliance with respect thereto shall be final and binding unless otherwise agreed in writing by the Parties. The fees and expenses of such expert shall be borne by the Party against which the expert decides.
     11.4 The Distribution Agent shall allow OSI, its OSI Designees and Collaborators to audit the Distribution Agent’s facilities and records (at reasonable times, upon reasonable advance notice and in the company of a Distribution Agent representative) to the extent OSI deems reasonably necessary to enable OSI to verify compliance by the Distribution Agent with its obligations under this Agreement and to verify compliance with any statutory or regulatory requirements relating thereto or to which OSI is otherwise subject that are applicable to the handling and distribution of Product or 470, provided that OSI shall impose on such OSI Designees and Collaborators and procure such OSI Designees and Collaborators to observe the confidentiality obligations of the Receiving Party provided for herein.
     If as a result of any such inspection provided for herein, OSI concludes that the Distribution Agent is not in compliance with any of the foregoing obligations or requirements, it shall so notify the Distribution Agent in writing, specifying such areas of noncompliance in reasonable detail. If the Distribution Agent agrees with OSI, it shall use its best endeavors to remedy the problems identified as soon as reasonably practicable. If, on the other hand, OSI and the Distribution Agent disagree with respect to the compliance matters referred to in this Section, the Parties shall retain a mutually acceptable outside expert to conduct inspections of the relevant records and facilities. The determination of such expert as to compliance with any applicable obligations or requirements and the actions necessary to correct any noncompliance with respect thereto shall be final and binding unless otherwise agreed in writing by the Parties. The fees and expenses of such expert shall be borne by the Party against which the expert decides.
     11.5 All records relating to the manufacture of Product or 470 by the Manufacturer hereunder (the “Manufacturing Records”) shall be retained and archived by the Manufacturer for a period of five (5) years, or such longer period as may be required by applicable law or regulation, following completion of the manufacturer of each specific quantity of Product or 470 that is intended to be of uniform character and quality and is produced during the same cycle of Manufacturing Process. Upon OSI’s written request, Manufacturer shall promptly provide OSI with copies of the Manufacturing Records. Prior to destroying or otherwise disposing of any such Manufacturing Records, regardless of whether the five (5) year period set forth in this Section 11.5 has expired, Manufacturer will provide OSI a reasonable opportunity to take possession of the Manufacturing Records at OSI’s own expense.
     11.6 OSI hereby represents, warrants and covenants that:
          (a) it shall comply with Laws applicable to its activities and obligations hereunder and
          (b) the Starting Materials delivered to Manufacturer by OSI will be in conformity to the Starting Material Specifications set forth on Exhibit D (the “380 Specifications”) or Exhibit E (the “470 Specifications”), as the case may be.
     11.7 The Distribution Agent hereby represents, warrants and covenants:
          (a) no Product constituting or being a part of any shipment to OSI or its designees shall at the time of any such shipment be adulterated within the meaning of the Act, or the rules and regulations promulgated thereunder, as such law, rule or regulation is constituted and in effect at the time of any such shipment;
          (b) it shall comply with Laws applicable to its activities and obligations hereunder;
          (c) all Product shall be handled, stored and shipped in accordance with, and 470 shall be handled and stored in accordance with all Laws and the requirements of this Agreement; and
          (d) it has or will timely obtain, and will maintain and comply with at all relevant times throughout the Term, all applicable federal, state and local permits, licenses, registrations and other governmental authorizations reasonably required by Law or advisable under Law for it to perform its obligations under this Agreement.
          (e) The Product delivered pursuant to this Agreement shall be delivered to OSI free and clear of any liens or encumbrances of any kind that arise from the actions of the Distribution Agent or any of its employees or agents.
     11.8 Except as otherwise noted below, in the event that OSI or the Manufacturer receives any complaint, claims or adverse reaction reports regarding Product or Starting Materials, including notices from the FDA regarding any alleged regulatory non-compliance of Product or Starting Materials, each Party shall within five (5) Business Days, provide the other with all information contained in the complaint, report, or notice and such additional information regarding Product or Starting Materials, as may be reasonably requested. OSI and the Manufacturer shall comply, at a minimum, with FDA requirements for complaint handling. The Manufacturer shall fully cooperate with OSI regarding any investigations of Product. If any Party becomes aware that Product or Starting Materials contain a defect which could or did cause death or serious bodily injury, such Party shall promptly fax and telephone the other Parties with a complete (where required by law) description of all relevant details known to such Party concerning any such incident, including but not limited to, a description of any defect and such other information which may be necessary to report the incident to FDA. OSI shall be responsible for preparing adverse drug reaction reports, administering adverse drug reaction files relating to Finished Product and filing all such reports with FDA, at its sole expense.
     11.9 Each Party represents and warrants to the other Parties that: (a) it is a corporation duly organized, validly existing and in good standing (if applicable) under the laws of its incorporating jurisdiction; (b) it has all requisite corporate power and authority to enter into this Agreement; (c) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby; (d) upon valid execution of this Agreement by all of the Parties, each Party shall be bound by the terms of this Agreement; and (e) it has not entered into any agreement or has agreed to any other obligation that might prevent it from fulfilling its duties hereunder.
     Section 12. Indemnification and Limitations on Liability.
     12.1 OSI hereby agrees to and shall defend, indemnify, and hold harmless the Manufacturer and the Distribution Agent and their respective employees, agents, officers, and directors (each the “Manufacturer Indemnitees” and “Distribution Agent Indemnitees”, and collectively, the Manufacturer/Distribution Agent Indemnitees”), from, against, and in respect of, any and all losses, judgments, damages, liabilities (including but not limited to product liability), suits, actions, expenses (including attorney’s fees and expenses), and proceedings (collectively “Losses”) arising from:
          (a) its material breach of this Agreement;
          (b) any claim, complaint, suit proceeding or cause of action against any Manufacturer/Distribution Agent Indemnitee, alleging physical injury or death, brought by or on behalf of an injured third party, or loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a spouse, relative or companion of an injured third party due to such physical injury or death, and in each case arising out of the Starting Materials or Product, except to the extent that such injury, loss or death is attributable to a failure of any Manufacturer/Distribution Agent Indemnitee to adhere to the requirements of this Agreement; and
          (c) the negligence or willful malfeasance of any OSI Indemnitee (as hereinafter defined);
     OSI’s indemnification obligation under this Section 12.1 shall not apply to Losses to the extent that such Losses are attributable to the negligence or willful misconduct of any Manufacturer/Distribution Agent Indemnitee.
     12.2 The Manufacturer hereby agrees to and shall defend, indemnify, and hold harmless OSI and its respective employees, agents, officers, and directors (the “OSI

Indemnitees”) and the Distribution Agent Indemnitees (collectively with the OSI Indemnitees, the “OSI/Distribution Agent Indemnitees”), from, against, and in respect of, any and all Losses arising from:
          (a) any claim, complaint, suit, proceeding, or cause of action against any OSI/Distribution Agent Indemnitee, alleging physical injury or death, brought by or on behalf of an injured third party, or loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a spouse, relative, or companion of an injured third party due to such physical injury or death, and in each case arising out of non-conformity of the Product to the Product Specifications, except to the extent that such injury, loss or death is attributable to a failure of an OSI/Distribution Agent Indemnitee to adhere to the requirements of this Agreement;
          (b) its material breach of this Agreement; and
          (c) the negligence or willful malfeasance of any Manufacturer Indemnitee, except to the extent that any of the foregoing are attributable to the negligence or willful misconduct of an OSI/Distribution Agent Indemnitee.
     12.3 The Distribution Agent hereby agrees to and shall defend, indemnify, and hold harmless the OSI Indemnitees and the Manufacturer Indemnitees (collectively, the OSI/Manufacturer Indemnitees”), from, against, and in respect of, any and all Losses arising from:
          (a) its material breach of this Agreement;
          (b) any claim, complaint, suit proceeding or cause of action against any OSI/Manufacturer Indemnitee, alleging physical injury or death, brought by or on behalf of an injured third party, or loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a spouse, relative or companion of an injured third party due to such physical injury or death, and in each case arising out of its storing, handling delivery and/or shipment of Product or 470; and
          (c) the negligence or willful malfeasance of any Distribution Agent Indemnitee, in performing this Agreement, except to the extent that any of the foregoing are attributable to the negligence or willful misconduct of an OSI/Manufacturer Indemnitee.
     12.4 The foregoing indemnification obligations are subject to the following: (a) the indemnifying Party must be notified by or on behalf of the indemnified Party in writing promptly after a claim is made, a suit is filed or an action or investigation is initiated (each, a “Proceeding”) against the indemnified Party; (b) the indemnifying Party shall be permitted to defend, control, conduct and prosecute, in the indemnifying Party’s sole discretion and by counsel of the indemnifying Party’s choosing, the defense of such Proceeding brought against the indemnified Party; (c) the indemnifying Party shall have the right in its sole discretion to settle, compromise or otherwise terminate the Proceeding solely upon the payment of money and each Party expressly agrees that the indemnifying Party may do so in its name; provided, that, there is no finding or admission of any violation by any indemnified Party of (i) any law, rule or regulation or (ii) the rights of any person; and provided, further, that, no such settlement shall prohibit any indemnified Party from importing the Product or Starting Materials into the United States; (d) the indemnified Party shall refrain from settling (or endeavoring to settle, or entering into settlement negotiations with respect to) any such Proceeding without the indemnifying Party’s prior written consent which shall in no event be unreasonably withheld or delayed; (e) except as may otherwise be required by law, the indemnified Party shall not compromise the position of the indemnifying Party by admission, statements, disclosure or conduct (collectively, “Disclosure”) in a way that could prejudice the defense, control, conduct or prosecution of said cause of action (it being understood that no indemnified Party shall be deemed to have violated this provision so long as such Party has acted in good faith to fulfill its obligations under this provision); and (f) the indemnified Party shall cooperate with the indemnifying Party in the defense, conduct, prosecution or termination of the Proceeding, including the furnishing of information and the assistance from employees of the indemnified Party at the indemnifying Party’s reasonable request and at no charge to the indemnifying Party. With respect to clause (e) above, the indemnified Party will provide the indemnifying Party with prompt written notice prior to making any such Disclosure in order to permit the indemnifying Party to request legal relief to prevent such Disclosure. If, however, any such request for relief by the indemnifying Party is denied or is otherwise unavailable, the relevant indemnified Party may make the Disclosure without any liability to the indemnifying Party.
     12.5 EXCEPT WITH RESPECT TO (A) BREACHES OF SECTION 10, OR (B) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, IN NO EVENT SHALL A PARTY BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT OR THEORY OF NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY DAMAGES OR LOST PROFITS.
     12.6 Each of the Parties shall obtain insurance coverages as follows:
          (a) The Manufacturer shall, throughout the term of this Agreement and for ** after its termination or expiration, obtain and maintain at its own cost and expense from a qualified insurance company such insurance as shall be reasonably necessary to insure it against any Losses caused directly or indirectly in connection with its obligations under this Agreement. The Manufacturer shall provide OSI with written notice at least thirty (30) days prior to any cancellation, non-renewal or material change in such insurance which may materially adversely affect the performance of Sumitomo’s obligations under this Agreement.
          (b) The Distribution Agent shall, throughout the term of this Agreement and for ** after its termination or expiration, obtain and maintain at its own cost and expense from a qualified insurance company (i.e., an A.M. Best Rating of A- or

**	This portion has been redacted pursuant to a confidential treatment request.

better), comprehensive general liability insurance including, but not limited to, contractual liability coverage and standard product liability coverage. Such policy shall provide protection against any and all claims, demands and causes of action arising out of its activities under this Agreement. The aggregate annual amount of coverage shall be a minimum of **. Distribution Agent agrees to name OSI as an additional insurer on all such policies. At OSI’s request, the Distribution Agent shall provide OSI with proof of such coverage.
          (c) OSI shall, throughout the term of this Agreement and for ** after its termination or expiration, obtain and maintain at its own cost and expense from a qualified insurance company (i.e., an A.M. Best Rating of A- or better), comprehensive general liability insurance including, but not limited to, contractual liability coverage and standard product liability coverage. Such policy shall provide protection against any and all claims, demands and causes of action arising out of its activities under this Agreement. The aggregate annual amount of coverage shall be a minimum of **. At the Manufacturer’s request, OSI shall provide Manufacturer with proof of such coverage.
     Section 13. Costs and Expenses of Recall.
     13.1 If (a) any regulatory authority withdraws the approval to sell the Finished Product in such country or issues a directive or request that the Finished Product be recalled for product safety reasons, (b) any regulatory authority or court of competent jurisdiction issues a request, directive or order that the Finished Product be recalled or (c) OSI shall reasonably determine that the Finished Product should be recalled, the Parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. In the event that such recall results from any cause or event arising from (x) non-conformity of Product to the Product Specifications, Starting Material manufactured by the Manufacturer to such Starting Materials specifications or other failure of Manufacturer to fulfill its obligations hereunder, the Manufacturer shall be responsible for all expenses of the recall and the Manufacturer shall promptly replace such Product at no additional cost to OSI or (y) storage, handling or shipment of Product by the Distribution Agent (excluding defects relating to packaging or labeling supplied by or prepared at the direction of OSI) or other failure of the Distribution Agent to fulfill its obligations hereunder, the Distribution Agent shall be responsible for all expenses of the recall and the cost of replacing the Product. In all other cases (including a recall resulting from a mis-specification by OSI), OSI shall be responsible for the expenses of recall, including the cost of replacement Product. For the purposes of this Agreement, the expenses of recall shall be considered direct damages and shall include, without limitation, the expenses of notification, return and destruction of the recalled Product and Finished Product and all other costs incurred in connection with such recall, but shall not include lost profits of either Party.
     13.2 In the event a regulatory authority orders the withdrawal of Product from the marketplace, OSI may at its option cancel this Agreement and Manufacturer shall immediately cease the manufacturing of Product and 470, provided that (i) OSI shall

**	This portion has been redacted pursuant to a confidential treatment request.

purchase from the Manufacturer all Product manufactured from orders prior to such cancellation and pay the prices of Product thereof immediately, and (ii) OSI shall pay for all 470 manufactured to fulfill such orders.
     13.3 The Parties obligations under this Section 13 shall be in addition to and not limit their respective obligations under Section 12 (Indemnification).
     Section 14. Term and Termination.
     14.1 This Agreement shall be effective from the Effective Date until seven (7) years following the granting of marketing authorization for the Finished Product by the FDA (the “Initial Term”), unless terminated in accordance with this Section. Upon expiration of the Initial Term, it will be automatically renewed for additional terms of two (2) years each unless a Party gives the other Parties notice of termination at least twelve (12) months before the end of the applicable term. The Initial Term plus any extensions thereto shall constitute the “Term”.
     This Agreement may be terminated by a Party if:
          (a) upon ** written notice to any other Party of a material failure by such other Party to perform or observe any covenant, condition or agreement to be performed or observed by it under this Agreement, unless such breach has been cured within the ** notice period, provided prior to the effective date of such termination there shall be no restriction on the right of the Distribution Agent and OSI to purchase Product consistent with its forecasts;
          (b) pursuant to Section 18.1, a Force Majeure preventing performance of another Party continues for more than **; or
          (c) upon the filing of bankruptcy, reorganization, liquidation, receivership proceedings, or any other similar action or proceeding with respect to another Party.
     Notwithstanding the foregoing, should Distribution Agent terminate this Agreement or cease to fulfill its material obligations under this Agreement thereby prompting a termination of this Agreement, Manufacturer and OSI covenant to (i) promptly negotiate and enter into a replacement supply agreement (the “Replacement Agreement”) on the same terms and conditions as set forth herein, with Manufacturer assuming the rights and responsibilities of Distribution Agent, unless OSI agrees in writing to the substitution of another Distribution Agent for Distribution Agent and (ii) Manufacturer agrees to continue this Agreement on the same terms and conditions as set forth herein until the Replacement Agreement is effective, while assuming all of the obligations of Distribution Agent except those that arise based on this Agreement prior to the Distribution Agent terminating this Agreement or ceasing to fulfill its material obligations under this Agreement.

**	This portion has been redacted pursuant to a confidential treatment request.

     14.2 Notwithstanding any other provisions of this Agreement to the contrary, OSI shall have the right to immediately terminate this Agreement in the event that:
          (a) the Manufacturer fails the pre-approval inspection by the FDA for the manufacture of the Product and has not cured all deficiencies cited by the FDA to the satisfaction of the FDA within ninety (90) days of receipt of notice of such deficiencies from the FDA;
          (b) in the event that the Manufacturer or Distribution Agent is unable, or fails, to supply Product at levels commensurate with OSI forecasts in accordance with and subject to Section 5;
          (c) in the event that OSI elects to discontinue or curtail substantially development and commercialization of Tarceva™; or
          (d) in the event that market authorization for the Finished Product is not granted by the FDA.
     14.3 Upon termination of this Agreement that is not caused by the Manufacturer’s breach of its obligations under this Agreement, OSI shall purchase from the Manufacturer all Product ordered prior to such termination and shall pay the Prices of Product thereof immediately. In addition, OSI shall pay for all 470 manufactured in accordance with such orders. Notwithstanding the foregoing, upon any termination of this Agreement, Manufacturer shall return to OSI all 380 held in its inventory.
     14.4 If this Agreement is terminated by OSI as a result of Manufacturer’s breach of its obligations under the Agreement, or if this Agreement is not renewed at the election of Manufacturer, then Manufacturer shall, within a reasonable time period, but in no event less than thirty (30) days following written request from OSI (i) physically transfer such technology, including without limitation any and all Manufacturing Documentation (as defined in Section 17.1(b)), to OSI or its designee; (ii) disclose to OSI and its designee(s) the Manufacturer’s production process for the manufacture of Product (the “Manufacturing Process”); (iii) provide a license to OSI (with the right to sublicense to Genentech) for any Proprietary Information that is required to make and have made the Product; and (iv) provide all cooperation and assistance reasonably requested by OSI to an extent that will enable OSI (or its designee(s)) to assume with as little disruption as reasonably possible, the continued manufacture of the Product pursuant to the conditions reasonably agreed to by the Parties. All information transferred pursuant to this Section 14.4 shall be deemed to be confidential and shall be treated as if it was “Proprietary Information” in accordance with Section 10; provided that in the event of the Manufacturer breaching its obligations under this Agreement OSI or Genentech, as the case may be, shall have the right to transfer such information to third party manufacturers solely in connection with the manufacture of the Product.
     14.5 The provisions of this Section as to termination shall not limit or restrict the rights of any Party to seek remedies or take measure that may be otherwise available to it at law or equity in connection with the enforcement and performance of obligations under this Agreement. In any event, upon termination for any reason all amounts owing by a Party to the other Party shall become immediately due and payable.
     Section 15. Notices. Any and all notices required or permitted to be given under this Agreement will be in writing and effective and delivered upon receipt, sent by facsimile transmission with transmission confirmation, mailed postage prepaid by first-class certified or registered mail, or sent by express courier service, at the respective addresses, as follows:
If to OSI, to:
OSI Pharmaceuticals, Inc.
2860 Wilderness Place
Boulder, Colorado 80301
Attention: Robert Simon
Telephone Number: (303) 546-7600
Facsimile Number: (303) 444-0672
E-mail Address: bsimon@osip.com
With a copy to:
OSI Pharmaceuticals, Inc.
58 South Service Road
Melville, New York 11747
Attention: Legal Department
Telephone Number: (631) 962-2000
Facsimile Number: (631) 293-2218
If to the Manufacturer, to:
Sumitomo Chemical Co., Ltd.
5-33, Kitahama 4-chome
Chuo-ku, Osaka 541-8550
Japan
Attention: Pharmaceutical Bulk Division
Telephone Number: +81-6-6220-3422
Facsimile Number: +81-6-6220-3413
E-mail Address: **

**	This portion has been redacted pursuant to a confidential treatment request.

If to the Distribution Agent, to:
Charkit Chemical Corporation
9 Old Kings Highway South
Darien, CT 06820-1725
Attention: Gary Conte, Vice President
Telephone Number: (203) 299-3229
Facsimile Number: (203) 655-8643
E-mail Address: gconte@charkit.com
     Section 16. Dispute Resolution.
     16.1 Each Party will designate an individual (each, a “Representative”) who will have the authority to represent such Party in all matters concerning the transactions contemplated by this Agreement. All communications should be addressed to the Party’s designated Representative. The initial OSI Representative will be Robert Simon. The initial Manufacturer Representative will be Satoshi Sakai. The initial Distribution Agent Representative will be Gary Conte.
     16.2 In the event that any dispute arises relating to this Agreement, the Representatives shall promptly meet and attempt to resolve the dispute through good faith discussions. If the Representatives are unable to resolve any dispute to their mutual satisfaction within the thirty (30) days after they commence discussions regarding same, and do not agree to extend the time for resolution of the issue at the end of their meeting, then either Party may initiate arbitration in accordance with Section 16.3.
     16.3 Any claim, dispute, or controversy arising out of or relating to this Agreement that is not resolved in accordance with the provisions of Section 16.2 shall be finally resolved by arbitration in accordance with the Rules of the International Chamber of Commerce in effect at the time, except as may be modified by the Parties in writing. The place of arbitration shall be in New York if initiated against OSI or the Distribution Agent and in Osaka if initiated against the Manufacturer. The award of the arbitrators shall be final and binding upon the Parties and shall not be subject to appeal to any court, and may be entered in any court of competent jurisdiction for execution forthwith.
     Section 17. Technology Transfer
     17.1 In the event that both (i) OSI determines that the Manufacturer is unable to reasonably meet its obligations to supply Product under this Agreement as a result of Manufacturer’s breach of its obligations under this Agreement; and (ii) an Assumption Notice (as defined in Section 18.6) is delivered to the Manufacturer, Genentech, as a third-party beneficiary of this Agreement, shall have the right to procure some or all of the Product that was to be manufactured by the Manufacturer pursuant to this Agreement from a third party manufacturer. In order to facilitate such transfer of rights and obligations to Genentech the Manufacturer agrees as follows:
          (a) the Manufacturer shall, within a reasonable time period, but in no event less than thirty (30) days following written request from Genentech (i) physically transfer such technology, including without limitation any and all Manufacturing Documentation (as hereinafter defined), to Genentech or its designee; (ii) disclose to Genentech and its designee(s) the Manufacturing Process; (iii) provide a license to OSI (with the right to sublicense to Genentech) for any Proprietary Information that is required to make and have made the Product; and (iv) provide all cooperation and assistance reasonably requested by Genentech to an extent that will enable Genentech (or its designee(s)) to assume with as little disruption as reasonably possible, the continued manufacture of the Product. All information transferred pursuant to this Section 17.1a) shall be deemed to be confidential and shall be treated as if it was “Proprietary Information” in accordance with Section 10; provided that Genentech shall have the right to transfer such information to third party manufacturers solely in connection with the manufacture of the Product.
          (b) For the purposes of this Agreement, Manufacturing Documentation shall mean all documents and records describing or otherwise related to the Manufacturing Process or any part of the Manufacturing Process, including, without limitation, documents and records consisting of or containing piping and instrumentation diagrams, software logic and descriptions, batch records, standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing, facility layout schematics, equipment and instrumentation specifications and process trend and variability data as necessary to allow proper equipment validation and transfer of Product manufacture to Genentech or its designee(s).
     17.2 In the event that, despite Manufacturer having reasonably met all of its obligations under this Agreement, an Assumption Notice (as defined in Section 18.6) is delivered to the Manufacturer, Manufacturer shall comply with the provisions set forth in Section 17.1(a), at OSI’s expense, but only with respect to those items and information necessary for the proper equipment validation and transferring of manufacture of Product to Genentech or its designee. For avoidance of doubt, this Agreement shall remain in full force and effect and the Term and termination of this Agreement shall remain subject to Section 14 of this Agreement, notwithstanding the delivery of such Assumption Notice to Manufacturer pursuant to this Section 17.2.
     Section 18. Miscellaneous.
     18.1 Force Majeure. If a Party hereto is prevented for a period from complying, either in whole or in part, with any of the terms or provisions of this Agreement by reason of a force majeure beyond such Party’s reasonable control, which shall include fire, flood, storm, strike or lockout, riot, terrorist act, war, rebellion, lack or failure of transportation facilities, sources of supply or raw materials or power, judicial action, accident, or Acts of God (a “Force Majeure”), then, upon written notice from such Party to the other Parties, the requirements of this Agreement so affected (to the extent affected) shall be suspended for the duration of such Force Majeure. Said Party shall be excused by reason of said Force Majeure only so long as it is exercising reasonable efforts to overcome said reason.

     18.2 Assurances. Each Party to this Agreement shall execute, acknowledge and deliver such further instruments and documents, and do all such other acts and things as may be required by law or as may be necessary or advisable to carry out the intents and purposes of this Agreement. The Parties will cooperate with each other and offer reasonable assistance in carrying out their respective responsibilities under this Agreement.
     18.3 Governing Law. This Agreement shall be construed in accordance with the internal laws of the State of New York without reference to the conflict of laws provisions thereof.
     18.4 Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby unless the purposes of the Agreement cannot be achieved. In the event any provision shall be held invalid, illegal, or unenforceable the Parties shall use best efforts to substitute a valid, legal, and enforceable provision which insofar as practical implements the purposes hereof.
     18.5 No Assignment. Except as explicitly set forth in this Agreement, no Party shall assign this Agreement or any part thereof and/or its rights and/or delegate its obligations under this Agreement without the prior written consent of the other Parties, except that in case any Party intends to assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another company, the other Parties shall not unreasonably withhold their consent. Any attempted transfer or assignment without such consent shall be null and void. No permitted assignment shall relieve the assigning Party of its obligations hereunder arising prior to such date of assignment. The terms and conditions of this Agreement shall be binding upon and shall insure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     18.6 Third Party Beneficiaries. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto; provided, however, that the Parties hereto acknowledge and agree that Genentech and its successors and permitted assigns shall be deemed a third party beneficiary of OSI’s rights and all of the Manufacturer’s obligations under this Agreement. The Parties hereto acknowledge that upon written notice from OSI to the other Parties (the “Assumption Notice”), Genentech shall be entitled to directly enforce any of OSI’s rights and all of the Manufacturer’s obligations, provided, however, that Genentech shall assume OSI’s obligations under this Agreement. In addition, the Parties hereto acknowledge and agree that OSI and its successors and permitted assigns shall be deemed a third party beneficiary of Distribution Agent’s rights and all of the Manufacturer’s obligations to Distribution Agent under this Agreement.
     18.7 Relationship of the Parties. This Agreement does not constitute a partnership agreement nor does it create a joint venture between or among the Parties. No Party shall take any action, nor make any representation to any third party that would be inconsistent with the foregoing sentence. None of the Parties shall be liable for the representations, acts, or omissions of any of the other Parties unless expressly provided otherwise under the terms of this Agreement.
     18.8 Waiver. No delay, waiver, omission or forbearance on the part of any Party to exercise any right, option, duty or power arising out of any breach or default by any other Party of any of the terms, provisions or covenants hereof, will constitute a waiver by such Party of its rights to enforce any such right, option, duties or power as against the other Party hereto, or its rights as to any subsequent breach or default by any other Party.
     18.9 Survival. Upon termination or expiration of this Agreement, the obligations of the Parties under the Confidentiality Agreement dated the 29th day of February 2004 between Charkit Corporation, Sumika Fine Chemicals Co, Ltd., OSI Pharmaceuticals, Inc., Genentech, Inc. and F. Hoffman-La Roche Ltd, Sections 10 (Confidentiality), 11 (Quality of Product; Regulatory Matters; Auditing Rights; Recordkeeping; Representations and Warranties), 12 (Indemnification), 13 (Costs and Expenses of Recall),16 (Dispute Resolution), 17 (Technology Transfer), 18.3 (Governing Law), 18.6 (Third Party Beneficiaries), 18.9 (Survival), 18.10 (Entire Agreement) and 18.15 (Proprietary Rights) of this Agreement shall survive.
     18.10 Entire Agreement. This Agreement and the related Schedules and Exhibits attached hereto, including the Letter Agreement, constitute the full understanding and entire agreement between the Parties and supersede any and all prior oral or written understandings and agreements with respect to the subject matter hereof. No terms, conditions, understandings, or agreements purporting to modify, amend, or vary this Agreement shall be binding except by the execution of a writing specified to be an explicit amendment to this Agreement duly executed by the Parties hereto. No modification, waiver, termination, rescission, discharge or cancellation of any right or claim under this Agreement shall affect the right of any Party to enforce any other claim or right hereunder.
     18.11 Exhibits. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part hereof, together constituting the Agreement.
     18.12 Binding Agreement. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall insure to the benefit of the Parties and their respective successors and permitted assigns.
     18.13 Headings. The headings used in this Agreement are for convenience of reference only and are not a part of the text hereof.
     18.14 Counterparts. This Agreement may be executed in triplicate, each of which shall constitute and original and all of which shall together constitute a single agreement.
     18.15 Proprietary Rights. This Agreement does not convey to the Manufacturer or the Distribution Agent any ownership rights in the Starting Materials, Product or

Finished Product (or in any intellectual property rights of OSI embodied in the same) by implication, estoppel or otherwise except for the rights expressly granted under this Agreement. Any invention, discovery or information made, conceived or reduced to practice, or developed by Manufacturer or Distribution Agent, whether patentable or not, that relates to Product or its use, Starting Material or its use, or OSI’s Proprietary Information shall belong to OSI, and Manufacturer and Distribution Agent will promptly disclose and assign, and cause its and their employees and agents to disclose and assign, to OSI all right, title and interest in the same, if any, to OSI.
** ** ** ** ** ** ** ** ** **

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

OSI PHARMACEUTICALS, INC.
By:	/s/ Robert L. Simon
	Name:	Robert L. Simon
	Title:	VP RA&CMC

SUMITOMO CHEMICAL CO., LTD.
By:	/s/ Makoto Nakamura
	Name:	Makoto Nakamura
	Title:	General Manager

CHARKIT CHEMICAL CORPORATION
By:	/s/ Bryant Hinnant
	Name:	Bryant Hinnant
	Title:	VP, Operations

Exhibit A
Letter Agreement
OSI Pharmaceuticals Letterhead
31 October 2002
Dr. Naruhito Masai
General Manager
International Business Division
Sumika Fine Chemical Co. Ltd.
1-21 Utajima 3-chome Nishiyodogawa-ku
Osaka 555-0021 Japan
Letter Agreement
Dear Dr. Masai:
OSI Pharmaceuticals, Inc. (“OSI”) hereby confirms that, in the event of assuring a competitive price from Sumika Fine Chemical Co., Ltd. (“Sumika Fine”) for the ** validation of OSI-774-01 (the “Product”) at a ** scale per batch (which price is set forth in Appendix 1), and proceeding, in OSI’s sole discretion, to undertake such validation with Sumika Fine, then OSI would provide the following assurances:
1.	To proceed with the manufacture of the ** batches of the validation campaign after completion of the first batch, provided that the material obtained from the first batch met all specifications and that Sumika Fine met the delivery time mutually agreed upon between the two companies at the start of the campaign.

2.	Subject to the satisfactory completion of the validation campaign as determined by OSI, OSI would treat Sumika Fine as a significant supplier of the Product, whereby Sumika Fine would supply a minimum of ** of OSI’s total commercial requirement of the Product until the seventh anniversary of the approval date of TarcevaTM (OSI-774) by the United States Food and Drug Administration. Such treatment would depend upon Sumika Fine maintaining a reasonable level of competitiveness which shall be determined with respect to the price of the Product as shown in Appendix 2 and the cost savings to OSI if it could purchase the Product from another supplier within Europe, the United States of America, Canada or Japan excluding partners of OSI and their affiliates in the development and commercialization of the Product (a “Supplier”) during such period. However, OSI accepts that the prices of the Product as set forth in Appendix 2 are currently greater than the prices of the Product that OSI would pay if it obtained the
OSI Pharmaceuticals, Inc. 2860 Wilderness Place, Boulder, Colorado 80301 303.444.5893 facsimile 303.444.0672
Headquarters: 58 South Service Road, Suite 110, Melville, New York 11747 631.962.2000 facsimile 631.752.3880

**	This portion has been redacted pursuant to a confidential treatment request.

Product from another Supplier. Therefore, in assessing the price competitiveness of Sumika Fine, OSI would agree to accept Sumika Fine as competitive if the percentage increase in the price of the Product if supplied by Sumika Fine, when compared to that of another Supplier, is within the limits set forth in Appendix 3.

3.	Subject to Paragraph 2, OSI would use its reasonable effort to enter into a formal Supply Agreement for the Product with Sumika Fine that would be effective no later than six (6) months from the satisfactory completion of the validation campaign. Such Supply Agreement would be subject to OSI’s Contract Operations Manual (COM) with respect to the Product and may provide, at OSI’s election, for the provision of supplies by Sumika Fine beyond the seven-year period set forth in Paragraph 2.

4.	In the event that OSI makes any transfer, assignment or sale of its assets or business relating to the Product to any other company by merger, consolidation, share transfer, asset or business assignment or other corporate restructure, OSI shall require, as a condition to consummating such transfer, assignment or restructure, that the assignee expressly assume all rights and obligations under this Letter Agreement and the definitive Supply Agreement, without any modification, alteration or amendment.

5.	As used herein in Paragraph 2 “affiliates” of OSI’s partners shall mean any corporation or other legal entity owning 50% or more of the voting capital shares or similar voting securities of any such partner; any corporation or other legal entity 50% or more of the voting capital shares or similar voting rights of which is owned by any such partner; or any corporation or other legal entity 50% or more of the voting capital shares or similar voting rights of which is owned by a corporation or other legal entity which owns 50% or more of the voting capital shares or similar voting securities of any such partner. Notwithstanding the foregoing, an affiliate shall not be a corporation or other legal entity which is not actually controlled by any such partner.
The above conditions assume the successful development of the Product and that Sumika Fine makes every effort necessary to meet the regulatory and cGMP standards required for registration of TarcevaTM (OSI-774) in the USA and/or other countries identified by OSI. Should Sumika Fine not meet such regulatory and cGMP standards, OSI will have no obligation to consider, use or continue to use Sumika Fine as a source of the Product or its intermediates and starting materials. In the event of suspension or termination of TarcevaTM (OSI-774), then the conditions set forth herein will no longer be applicable.

Regards, Yours sincerely,
/s/ Robert Simon
V.P. Global Regulatory Affairs and CMC
OSI Pharmaceuticals, Inc.

Agreed and Accepted:
Sumika Fine Chemicals Co., Ltd.

/s/ N. Masai, Ph.D.
Director & General Manager
International Business Division

Appendix l
Price Indications for 3 Batch Process Validation
1.	Production costs

**

We would like to conduct ** campaign because it will be more suitable and efficient for the production. However we will be able to conduct either of the ** cases upon OSI’s requests.

2.	Cost for a proposed critical parameter study & analytical work

**

3.	Conditions:
1)	Upon successful production of the 1st batch of ** Batches process validation and subsequent approval by OSI of the first batch, OSI will immediately place an additional order for the ** batches from the campaign production of ** batch process validation.

2)	Two key intermediates ** shall be delivered to Sumika Fine Chemicals for free of charge on a timely base.

3)	All the prices are to OSI with the conditions of ** EU or US Main Port Duty unpaid. All prices include Aceto’s commission.

4)	The scope of the critical parameter study & analytical work (“the study & the work”) will be determined by OSI after discussions between OSI and Sumika Fine in order to fulfill the regulatory requirements from the FDA. Thus, OSI will pay the fee of ** per month per person only for the study & the work elected by OSI to proceed with Sumika Fine.

**	This portion has been redacted pursuant to a confidential treatment request.

Appendix 2
Prices for commercial production in the future
1.	Prices

**

2.	Conditions
1)	** shall be supplied by OSI or OSI’s appointed supplier with the price of ** in any case. Thus, all the prices indicated include the cost of ** at ** per Kg.

2)	** shall be prepared by SFC and its cost is included in the prices.

3)	The production shall be conducted continuously ** batches and shall be purchased by OSI immediately after its completion in any case except **.

4)	All the prices are to OSI with the conditions of ** Main Port in USA or EU, Duty Unpaid. All prices include Aceto’s commission.

**	This portion has been redacted pursuant to a confidential treatment request.

Appendix 3
The following Table details the percentage of the all-inclusive price for Sumika Fine to supply the Product above the all-inclusive price for other Suppliers to supply the Product, within which Sumika Fine would be accepted as being competitive for the supply of Product to OSI. All-inclusive prices include, without limitation, the costs of starting materials associated with the manufacture of supplied Product as detailed in Appendix 2.

Maximum
Annual Volume	% higher all-inclusive price*
**	**

*	Compared to other Suppliers (providers within Europe, the United States of America, Canada and Japan and excluding companies partnered with OSI and their affiliates for the development and commercialization of Product).

**	This portion has been redacted pursuant to a confidential treatment request.

Exhibit B

Product Specification

Document Type:	Document No.: 774RSRM77401.04

Specification	Effective Date: 12 JAN 2004

Material Description:	Page: 1 of 1
Erlotinib Hydrochloride (formerly OSI-774-01)

[N-(3-Ethynylphenyl)-6,7-bis(2-methoxyethoxy)	Supercedes:	774RSRM77401.3
-4-quinazolinamine monohydrochloride]		(24 Nov 03)

Parameter	Requirement	Procedure

**	**	**

Prepared by:	Date:
/s/ John Ferrantello		12-Jan-2004

Manufacturing Approval:	Date:
/s/ C. Quarterman		12-Jan-04

QA Approval	Date:
/s/ P. Mayne		12 Jan 2004

Regulatory Approval:	Date:
/s/ DS Wariabharaj		12-Jan-2004

**	This portion has been redacted pursuant to a confidential treatment request.

B-1

Exhibit C

470 Purchase Specification

Document Type:	Document No.: 774PSRM**.01

Sumitomo Purchase Specification	Effective Date: 6 SEP 2004

Material Description:	Page: 1 of 1
**

	Supercedes:	None

Parameter	Requirement	Procedure

**	**	**

Prepared by:	Date:
/s/ V. Marmon		23-Aug-2004

Chemical Operations Approval:	Date:
/s/ J. P. Madeley		23 Aug 04

QA Approval	Date:
/s/ P. Mayne		24 Aug 04

**	This portion has been redacted pursuant to a confidential treatment request.

C-1

Exhibit D
380 Specification

Document Type:	Document No.: 774RSRM**.02

Specification	Effective Date: 22 APR 2003

Material Description:	Page: 1 of 1
**

	Supercedes:	774RSRM**.01

Parameter	Requirement	Procedure

**	**	**

Prepared by:	Date:
/s/ John Ferantello		08-Apr-2003

Manufacturing Approval:	Date:
/s/ C. Quarterman		08-Apr-03

QA Approval	Date:
/s/ P. Mayne		22 Apr-03

Regulatory Approval:	Date:
/s/ C. Boisclair		10-April 2003

**	This portion has been redacted pursuant to a confidential treatment request.

D-1

Exhibit E
470 Specification

Document Type:	Document No.: 774RSRM**.02

Specification	Effective Date: 22 APR 2003

Material Description:	Page: 1 of 1
**

	Supercedes:	774RSRM**.01

Parameter	Requirement	Procedure

**	**	**

Prepared by:	Date:
/s/ John Ferantello		08-Apr-2003

Manufacturing Approval:	Date:
/s/ C. Quarterman		08-Apr-03

QA Approval	Date:
/s/ P. Mayne		22 Apr-03

Regulatory Approval:	Date:
/s/ C. Boisclair		10-April 2003

**	This portion has been redacted pursuant to a confidential treatment request.

E-1